Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vislink Technologies, Inc. on Form S-8 of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2022 and 2021 and for the years ended appearing in the Annual Report on Form 10-K of Vislink Technologies, Inc for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 6, 2023